Exhibit 99.1

Badger Meter Reports Third Quarter Results

MILWAUKEE--(BUSINESS WIRE)--October 19, 2015--Badger Meter, Inc. (NYSE: BMI) today reported results for the third quarter ended September 30, 2015.

Third Quarter 2015 Highlights

  Net sales were a record $99,388,000 for the third quarter of 2015, a 3.2% increase from sales of $96,271,000 for the third quarter of 2014.
  Net earnings were $8,327,000 for the third quarter of 2015, an 18.6% decrease from net earnings of $10,231,000 for the third quarter of 2014.
  Diluted earnings per share were $0.58 for the third quarter of 2015, an 18.3% decrease from diluted earnings per share of $0.71 for the third quarter of 2014.

First Nine Months 2015 Highlights

  Net sales were $281,928,000 for the first three quarters of 2015, a 2.4% increase from sales of $275,429,000 for the first three quarters of 2014.
  Net earnings were $20,455,000 for the first three quarters of 2015, a 13.6% decrease from net earnings of $23,677,000 for the first three quarters of 2014.
  Diluted earnings per share were $1.42 for the first three quarters of 2015, a 14.5% decrease from diluted earnings per share of $1.66 for the first three quarters of 2014.

Operations Review

“While sales set a new record for any quarter in our history, our overall performance was not at the level we anticipated. Sales of municipal water products were up over the prior year quarter and National Meter & Automation again made a positive contribution. However, flow instrumentation product sales were down. Net earnings were impacted by a number of factors including a lower profit margin and a higher tax rate,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

“Sales of both residential and commercial municipal water products increased in the third quarter, with strong sales of our newest products, including E-Series® Ultrasonic meters and BEACON® Advanced Metering Analytics (AMA) software and ORION® cellular endpoints. Sales of municipal water products would have been even higher if not for a product issue at one of our alliance partners. We estimate approximately $4.5 million in potential sales were delayed in the third quarter because of this issue. We believe these sales will be recouped over the next several quarters,” said Meeusen. He added that the decrease in flow instrumentation product sales was due to continued weakness in the oil and gas market, the impact of the weaker Euro and softness in the general economy, particularly production capacity expansion in the process markets.

The gross profit margin was 36.3% for the third quarter of 2015, compared to 37.9% for the third quarter of 2014. The decrease was due to product mix, with increased sales of municipal water products and lower sales of generally higher margin flow instrumentation products, higher health care costs and a one-time write-off of older gas radio inventory. This was offset in part by incremental profit from National Meter and favorable brass costs.

In addition to the lower profit margin, net earnings were impacted by higher selling, engineering and administration expenses due to the National Meter acquisition and a higher third-quarter tax rate that resulted from a tax reserve adjustment in conjunction with the filing of the company’s 2014 tax return.

Summary

“While the overall economy is not growing as fast as we would like, we are optimistic about the opportunities we have with our successful new products, new products under development and sales of our alliance partner’s products that have been pushed into the next few quarters. We believe we are well positioned for profitable growth in the long term,” said Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2015 third quarter results on Tuesday, October 20, 2015, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-713-4211 and entering the passcode 50591396. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PCLXVRBVP. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A telephone replay of the conference call will be available through Tuesday, October 27, 2015, by dialing 1-888-286-8010 and entering the passcode 84359997. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement and control products, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure
  (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security;
  transportation delays or interruptions;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the content or handling of materials used in the Company’s products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$99,388	$96,271	$281,928	$275,429

Cost of sales	63,287	59,806	180,609	175,182

Gross margin	36,101	36,465	101,319	100,247

Selling, engineering and administration	22,477	20,482	68,460	62,353

Operating earnings	13,624	15,983	32,859	37,894

Interest expense, net	305	273	941	875

Earnings before income taxes	13,319	15,710	31,918	37,019

Provision for income taxes	4,992	5,479	11,463	13,342

Net earnings	$8,327	$10,231	$20,455	$23,677

Earnings per share:

Basic	$0.58	$0.71	$1.42	$1.67

Diluted	$0.58	$0.71	$1.42	$1.66

Shares used in computation of earnings per share:

Basic	14,392,517	14,312,847	14,373,470	14,177,483

Diluted	14,456,621	14,376,955	14,441,165	14,248,126

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	September 30,	December 31,
	2015	2014
	Unaudited

Cash	$4,075	$6,656
Receivables	59,727	53,967
Inventories	75,743	71,774
Other current assets	9,842	8,708
Total current assets	149,387	141,105

Net property, plant and equipment	86,508	81,806
Intangible assets, at cost less accumulated amortization	58,508	61,672
Other long-term assets	9,971	8,853
Goodwill	48,443	47,722
Total assets	$352,817	$341,158

Liabilities and Shareholders' Equity

Short-term debt	$67,380	$75,927
Payables	18,946	16,059
Accrued compensation and employee benefits	9,581	11,901
Other liabilities	4,709	3,188
Total current liabilities	100,616	107,075

Deferred income taxes	6,566	6,399
Long-term employee benefits and other	16,209	13,353
Shareholders' equity	229,426	214,331
Total liabilities and shareholders' equity	$352,817	$341,158

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276